                                                                   EXHIBIT 10.34


                 AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

                                     AMONG

                             JP FOODSERVICE, INC.,

                       JP FOODSERVICE DISTRIBUTORS, INC.

                                      AND

                       ARROW PAPER AND SUPPLY CO., INC.,

                                  SHAREHOLDERS
                                       OF
                        ARROW PAPER AND SUPPLY CO., INC.

                    SGD ASSOCIATES LIMITED LIABILITY COMPANY

                                      AND

                                    MEMBERS
                                       OF
                    SGD ASSOCIATES LIMITED LIABILITY COMPANY


                           DATED AS OF JULY 17, 1996
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                               TABLE OF CONTENTS


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I.    PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES  .............................    2
      1.1  Purchase and Sale of Assets  .............................................    2
      1.2  Excluded Assets  .........................................................    3
      1.3  Assumption or Discharge of Liabilities ...................................    5
      1.4  Closing ..................................................................    6
II.   PURCHASE PRICE ................................................................    7
      2.1  Determination of Acquisition Purchase Price ..............................    7
      2.2  Adjustments to Initial Acquisition Price .................................    9
      2.3  Allocation of Acquisition Purchase Price .................................   12
III.  REPRESENTATIONS AND WARRANTIES OF THE SELLER, SGD, THE SHAREHOLDERS AND
      THE SGD MEMBERS  ..............................................................   13
      3.1  Organization, Qualification and Corporate Power of Seller ................   13
      3.2  Organization, Qualification and Corporate Power of SGD  ..................   14
      3.3  Authority ................................................................   14
      3.4  Consents and Approvals; No Violation  ....................................   15
      3.5  Title to Assets ..........................................................   16
      3.6  Undisclosed Liabilities ..................................................   16
      3.7  Financial Statements .....................................................   16
      3.8  Brokers' Fees ............................................................   17
      3.9  Real Property ............................................................   17
      3.10  Leases ..................................................................   17
      3.11  Inventory  ..............................................................   18
      3.12  Licenses  ...............................................................   18
      3.13  Intellectual Property  ..................................................   18
      3.14  Material Adverse Effect .................................................   19
      3.15  Disposition of Assets  ..................................................   19
      3.16  Taxes ...................................................................   20
      3.17  Employee Benefit Plans ..................................................   20
      3.18  Collective Bargaining Agreements  .......................................   23
      3.19  Premises  ...............................................................   23
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      3.20  Certain Agreements ......................................................   23
      3.21  Compliance with Laws ....................................................   24
      3.22  Litigation  .............................................................   24
      3.23  Judgments ...............................................................   25
      3.24  Insurance ...............................................................   25
      3.25  Officers, Directors and Employees .......................................   25
      3.26  Employment Agreements ...................................................   26
      3.27  Indebtedness  ...........................................................   26
      3.28  Purchase Orders, Sales Contracts or Commitments .........................   26
      3.29  Customers ...............................................................   26
      3.30  Other Material Contracts ................................................   27
      3.31  Relationships with Customers and Suppliers ..............................   27
      3.32  Employee and Shareholder Indebtedness  ..................................   28
      3.33  Environmental Matters  ..................................................   28
      3.34  Product Liability  ......................................................   29
      3.35  Bonuses and Profit-Sharing Distributions ................................   29
      3.36  Bank Accounts ...........................................................   29
      3.37  Related Party Agreements  ...............................................   29
      3.38  Change in Control .......................................................   30
      3.39  Otrobando Connector  ....................................................   30
      3.40  Disclosure ..............................................................   30
IV.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND JP ........................   31
      4.1  Organization  ............................................................   31
      4.2  Capitalization ...........................................................   31
      4.3  Authority Relative to this Agreement  ....................................   31
      4.4  Consents and Approvals; No Violation  ....................................   32
      4.5  Brokers' Fees ............................................................   33
      4.6  Disclosure ...............................................................   33
V.    ADDITIONAL COVENANTS AND AGREEMENTS ...........................................   33
      5.1  Conduct of Business ......................................................   33
      5.2  Real Estate Conveyance Taxes  ............................................   36
      5.3  Prepayment and Termination Fees and Sales and Use Taxes ..................   36
      5.4  Notification of Employees ................................................   36

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      5.5  General Non-Competition Agreements .......................................   36
      5.6  Licenses  ................................................................   36
      5.7  Consents .................................................................   37
      5.8  HSR Act Filings ..........................................................   37
      5.9  Access to Information ....................................................   37
      5.10  Publicity ...............................................................   37
      5.11  Obtaining of Acceptable Financing .......................................   38
      5.12  Seller and SGD Credit Cards .............................................   38
VI.   POST CLOSING COVENANTS ........................................................   38
      6.1  Liquidity ................................................................   38
      6.2  Access to Books and Records ..............................................   38
      6.3  Further Assurances .......................................................   39
      6.4  Post-Closing Insurance Matters  ..........................................   39
      6.5  Tax Reporting Consistent .................................................   39
      6.6  Purchaser's Retention of Employees .......................................   39
      6.7  Accounts Receivable ......................................................   40
VII.  CONDITIONS TO OBLIGATIONS OF THE SELLER, SGD, THE SHAREHOLDERS AND THE
      SGD MEMBERS  ..................................................................   41
      7.1  Representations, Warranties and Covenants ................................   41
      7.2  Acquisition Purchase Price Consideration  ................................   41
      7.3  HSR Act ..................................................................   42
      7.4  No Injunction or Decree  .................................................   42
      7.5  Approval .................................................................   42
      7.6  Certificates .............................................................   42
      7.7  Escrow Agreement .........................................................   42
      7.8  Registration Rights Agreement  ...........................................   42
      7.9  Assumption Agreement  ....................................................   42
      7.10  SGD Transaction  ........................................................   43
      7.11  Opinion of Counsel ......................................................   43
      7.12  No Material Adverse Effect  .............................................   43
      7.13  Employment Agreements  ..................................................   43
      7.14  Assignment and Assumption Agreements ....................................   43
      7.15  Other Documents .........................................................   43
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VIII. CONDITIONS TO OBLIGATIONS OF THE PURCHASER AND JP .............................   44
      8.1  Representations, Warranties and Covenants ................................   44
      8.2  Consents and Approval ....................................................   44
      8.3  Combined Financial Statements ............................................   44
      8.4  No Injunction or Decree  .................................................   45
      8.5  HSR Act ..................................................................   45
      8.6  Approval .................................................................   45
      8.7  Certificates .............................................................   45
      8.8  Escrow Agreement .........................................................   45
      8.9  Employment Agreement .....................................................   45
      8.10  Executive Non-Competition Agreement .....................................   46
      8.11  Shareholder Representation Letter .......................................   46
      8.12  Bill of Sale and Assignment .............................................   46
      8.13  Assignment and Assumption Agreement .....................................   46
      8.14  Estoppel Certificate ....................................................   46
      8.15  Opinion of Counsel ......................................................   46
      8.16  No Material Adverse Effect ..............................................   46
      8.17  SGD Transaction  ........................................................   47
      8.18  Certificate of Occupancy ................................................   47
      8.19  Obtaining of Acceptable Financing  ......................................   47
      8.20  Other Documents  ........................................................   47
IX.   TERMINATION  ..................................................................   47
      9.1  Termination by Mutual Consent ............................................   47
      9.2  Termination by any of the Seller, the Purchase of JP .....................   48
      9.3  Termination by the Purchaser of JP  ......................................   48
      9.4  Termination by the Seller ................................................   49
X.    INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS
      WARRANTIES   ..................................................................   50
      10.1  Indemnity Obligations of the Shareholders ...............................   50
      10.2  Indemnity Obligations of the Purchaser and JP ...........................   51
      10.3  Appointment of Representative  ..........................................   52
      10.4  Notification of Claims ..................................................   53
      10.5  Survival  ...............................................................   55
      10.6  Limitations .............................................................   55

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      10.7  Escrow  ................................................................    57
XI.   EXPENSES OF THE PARTIES ......................................................    59
XII.  MISCELLANEOUS  ...............................................................    59
      12.1  Notices ................................................................    59
      12.2  Governing Law  .........................................................    60
      12.3  Confidentiality ........................................................    60
      12.4  Section Headings .......................................................    61
      12.5  Amendments  ............................................................    61
      12.6  Entire Agreement .......................................................    61
      12.7  Certain Disputes .......................................................    62
      12.8  Counterparts  ..........................................................    64
      12.9  Severability ...........................................................    64
      12.10  Knowledge .............................................................    64

                                   SCHEDULES

   1.1(d)  .....................   Leases and Subleases
   1.2(b)  .....................   Life Insurance Policies
   1.2(c)  .....................   Items of Personal Property
   2.1(b)(1)  ..................   Target August 31 Balance Sheet
   2.1(b)(2)  ..................   Certain Accounting Procedures
   5.1(b)  .....................   Description of Expansion Facility
   5.6   .......................   Form of General Non-Competition Agreement
   7.7   .......................   Form of Escrow Agreement
   7.8   .......................   Form of Registration Rights Agreement
   7.9   .......................   Form of Assumption Agreement
   7.10  .......................   Form of Purchase and Sale Contract
   7.13  .......................   Form of Employment Agreement
   7.14  .......................   Form of Assignment and Assumption Agreement
   8.10  .......................   Form of Executive Non-Competition Agreement
   8.11  .......................   Form of Shareholder Representation Letter
   8.12  .......................   Form of Bill of Sale and Assignment


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
                 AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS

         THIS AGREEMENT (the "Agreement") is made as of the 17th day of July, 1996, by and among JP FOODSERVICE, INC., a Delaware corporation ("JP"), JP FOODSERVICE DISTRIBUTORS, INC., a Delaware corporation (the "Purchaser") and a direct wholly-owned subsidiary of JP, ARROW PAPER AND SUPPLY CO., INC., a Delaware corporation (the "Seller"), DONALD DAREN, SELMA DAREN AND STEVEN DAREN, the sole shareholders of the Seller (collectively, the "Shareholders"), SGD ASSOCIATES LIMITED LIABILITY COMPANY, a Connecticut limited liability company ("SGD"), and DONALD DAREN, SELMA DAREN AND STEVEN DAREN, the sole members of SGD (the "SGD Members").

                                    RECITALS

         WHEREAS, the Seller is a broadline distributor of food, paper and related products to restaurants and other foodservice establishments in New England, New York and New Jersey (the "Business");

         WHEREAS, the Purchaser wishes to purchase and the Seller wishes to sell substantially all of the assets used in the operation of the Business (the "Arrow Transaction").

         WHEREAS, in connection with the Arrow Transaction, the Purchaser will assume or discharge at the Closing (as defined below) substantially all of the obligations, debts and liabilities of the Seller;

         WHEREAS, the Arrow Transaction is one component of a transaction (the "Acquisition") which includes the Purchaser's acquisition pursuant to a Purchase and Sale Contract (the "SGD

Agreement") of certain of the assets, and the assumption or discharge by the Purchaser of certain of the liabilities of SGD at the Closing (the "SGD Transaction").

         WHEREAS, SGD leases to the Seller the distribution facilities in Norwich, Connecticut from which the Seller conducts the Business (the "Distribution Facilities");

         NOW THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, the parties hereby agree as follows:

                                   ARTICLE I

                PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES

         1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions hereinafter set forth, on the Closing Date (as defined below), the Seller shall convey, sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller's right, title and interest in and to the Seller's assets, properties and rights (contractual or otherwise) (other than the Excluded Assets set forth below) including, without limitation, the following (collectively, the "Acquired Assets"):

                    (a) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (including, without limitation, appurtenant rights in and to public streets);

                    (b) tangible personal property (including, without limitation, machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers and tools);





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                    (c)      intellectual property, goodwill associated
therewith, licenses and sublicenses granted and obtained with respect thereto, including the Target Data License (as defined below), and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

                    (d) leases, subleases and rights thereunder as set forth on Schedule 1.1(d);

                    (e) agreements, contracts, indentures, mortgages, instruments, security interests, guaranties, other similar arrangements, and rights thereunder;

                    (f)      accounts, notes and other receivables;

                    (g) securities (including, without limitation, certificates of participation in co-operative buying groups);

                    (h) claims, deposits, prepayments, refunds, causes of action, choices in action, rights of recovery, rights of set off, and rights of recoupment;

                    (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;

                    (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and

                    (k) bank accounts, cash on hand, deposits and investments.

         1.2 Excluded Assets. Notwithstanding Section 1.1, the following assets of the Seller are specifically excluded from the Acquired Assets (collectively, the "Excluded Assets"):

                    (a) deferred federal, state or local taxes or assessments of any kind;

                    (b)      life insurance policies set forth on Schedule
1.2(b);





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                    (c)      items of personal property set forth on Schedule
1.2(c), provided that the fair market value of such items in the aggregate does not exceed $10,000;

                    (d) automobiles purchased by the Shareholders pursuant to Section 5.1(d)(ii);

                    (e) real estate owned by Seller located at the westerly side of Route 32, Franklin, Connecticut;

                    (f) original books of account, tax records, accountant's audit and review records, stock record and minute books of the Seller;

                    (g) dividends or returns of premium after the Closing Date with respect to the workers' compensation insurance policy administered under MasterCare Loss sensitive dividend arrangements;

                    (h) any claims against any Shareholder or any affiliate thereof not set forth on the Closing Balance Sheet;

                    (i) the right to and under the liability insurance policies set forth in the Disclosure Schedule (as defined below) (or under any predecessor policies of the Seller), including, without limitation, the rights to defend and the rights to coverage, with respect to the Excluded Assets; and

                    (j) The name "Arrow Paper" as it relates to the following entities: (i) Arrow Paper Party Store; (ii) Arrow Paper Equipment Rentals; (iii) Arrow Paper Party Rentals; and (iv) such other businesses operated by the Shareholders that are similar in nature to the businesses set forth above;





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                    (k)      rights to indemnity, contribution and recoupment
from suppliers, manufacturers and other third parties with respect to the Excluded Liabilities (as defined below); and

                    (l) Rights under a lease indenture with Seldon Realty Associates to the premises known as 567-569 Colman Street, New London, Connecticut (the "Colman Street Lease").

         1.3 Assumption or Discharge of Liabilities. Subject to the terms and conditions of this Agreement, the Purchaser agrees to assume or discharge on the Closing Date and at the Closing any and all of the obligations, debts and liabilities of the Seller, including but not limited to, any lines of credit, construction loans, permanent loans, loans payable to related parties, mortgages payable, capital leases, accrued liabilities and trade payables, all as set forth on the Closing Balance Sheet (as defined below), and obligations with employees and other obligations and liabilities that are not required to be disclosed in the Closing Balance Sheet under generally accepted accounting principles (collectively, the "Acquisition Liabilities"); provided, however, the Purchaser shall not assume the following obligations, debts and liabilities (collectively, the "Excluded Liabilities"):

                    (a) all obligations with respect to the payment of federal, state or local income taxes arising on or prior to the Closing Date;

                    (b) leases for personal use automobiles of the Shareholders (except for the lease to Steven Daren, which shall be assumed by the Purchaser);

                    (c) any liability related to the Redemption Transaction (as defined below);

                    (d) any liability with respect to credit cards of the Seller or its employees that is not set forth on the Closing Balance Sheet;





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                    (e)      any liability or obligation with respect to the
Jeffrey Apicelli litigation, case reference Jeffrey Apicelli v. Arrow Paper and Supply Company, Inc., CV 94 0105975 S.

                    (f) any liability or obligation known at the date of the accountant's report on the Closing Balance Sheet arising out of Seller's violation of any law, statute, order, rule, regulation, policy or guideline promulgated, or judgment, decision or order entered by any federal, state, local or foreign court or governmental authority or instrumentality;

                    (g) any liability or obligation of the Seller to or in respect of any affiliate, officer, director or shareholder of Seller or any family member of any officer, director or shareholder of Seller not set forth on the Closing Balance Sheet;

                    (h) any liability or obligation known at the date of the accountant's report on the Closing Balance Sheet to the extent the liability or obligation is covered by the Seller's insurance; and

                    (i) any liability or obligation of the Seller in respect of the Colman Street Lease.

         In the event, the Purchaser elects to assume rather than discharge any obligation, debt or liability of the Seller, the Purchaser shall provide evidence to the Seller that the Seller and any related party guarantors have been released from any obligations that they may have to pay or repay such obligation, debt or liability.

         1.4 Closing. The closing of the Acquisition (the "Closing") shall take place either (i) at the offices of Brenner, Saltzman & Wallman, 271 Whitney Avenue, New Haven, Connecticut at 10:00 a.m. on the first business day on which the last of the conditions set forth in Article VII and Article VIII shall be fulfilled or waived in accordance with this Agreement or (ii) at such





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other place, time and date as the Purchaser and Seller may mutually agree.  The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

                                   ARTICLE II

                                 PURCHASE PRICE

         2.1        Determination of Acquisition Purchase Price.

                    (a) The purchase price (exclusive of indebtedness assumed or discharged) for the Acquisition payable by the Purchaser shall be $29,565,000 (the "Initial Acquisition Purchase Price"), as adjusted pursuant to
Section 2.2 (as so adjusted, the "Acquisition Purchase Price"). The Acquisition Purchase Price consists of two components: (i) the consideration in the form of cash and shares of JP Common Stock, $.01 par value (the "JP Common Shares"), payable to the Seller or the Shareholders in connection with the Arrow Transaction as determined pursuant to Section 2.3(a) (the "Arrow Consideration"); and (ii) the consideration in the form of cash payable to SGD or the SGD Members in connection with the SGD Transaction (the "SGD Consideration") as determined pursuant to Section 2.3(b).

                    (b) The Initial Acquisition Purchase Price was determined on the basis of the projected pro forma combined balance sheet of the Seller and SGD (collectively, the "Combined Group") at August 31, 1996 which is attached as Schedule 2.1(b)(1) hereto (the "Target August 31 Balance Sheet"). As soon as practicable after the Closing, but in no event later than 30 days following the Closing, the Seller and SGD shall prepare on the same basis as the Target August 31 Balance Sheet, and cause to be reported on by Blum, Shapiro & Company, P.C., independent accountants to the Seller and SGD, a combined balance sheet of the Combined





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
Group as of the end of the four or five week accounting period next preceding the month in which the Closing occurs (the "Closing Balance Sheet"), but in no event earlier than August 31, 1996. Certain accounting procedures and the nature of the report of Blum, Shapiro & Company, P.C. relating to the Closing Balance Sheet are described in Schedule 2.1(b)(2). The Closing Balance Sheet shall not give effect to any indebtedness to Donald Daren, Selma Daren and Debra Daren relating to the Redemption Transaction. The Purchaser and JP shall make available to the Seller and Blum, Shapiro & Company, P.C. all records necessary and appropriate for purposes of preparing the Closing Balance Sheet. Price Waterhouse LLP shall be provided access to relevant books and records and an opportunity to observe inventory as of the date of the Closing Balance Sheet and to perform such other measures and tests of the financial records Price Waterhouse LLP deems appropriate in connection with the financial reporting requirements of the Purchaser. The Seller and SGD shall (i) deliver to JP a copy of the Closing Balance Sheet promptly after Blum, Shapiro & Company, P.C. has furnished its report with respect thereto and (ii) provide JP and its authorized representatives (or cause JP and its authorized representatives to be provided) with reasonable access during normal business hours to all workpapers and other relevant books and records and employees required for JP and its authorized representatives to complete their review of the Closing Balance Sheet. The parties acknowledge that the Closing Balance Sheet is a special report prepared for the purpose of determining the Acquisition Purchase Price and is not intended to constitute a financial report on the Combined Group for distribution to shareholders or creditors of JP or the Purchaser. In connection with the above matters, the costs and expenses incurred in connection with the report of Blum, Shapiro & Company, P.C. shall be borne entirely by the Seller and the costs and expenses of Price





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
Waterhouse LLP shall be borne entirely by JP and the Purchaser. Any disputes regarding the preparation of the Closing Balance Sheet shall be resolved in accordance with Section 12.7.

         2.2        Adjustments to Initial Acquisition Price.

                    (a) Upon receipt of the Closing Balance Sheet, the parties shall adjust the Initial Acquisition Purchase Price as follows:

                              (i) in the event that the working capital (including cash overdrafts) reflected on the Closing Balance Sheet exceeds the working capital (including cash overdrafts) shown on the Target August 31 Balance Sheet, the Initial Acquisition Purchase Price shall be increased by the amount of such excess;

                              (ii) in the event that the working capital (including cash overdrafts) reflected on the Target August 31 Balance Sheet exceeds the working capital (including cash overdrafts) shown on the Closing Balance Sheet, the Initial Acquisition Purchase Price shall be decreased by the amount of such excess;

                              (iii)     in the event that the indebtedness
                    (excluding trade payables and cash overdrafts) reflected on the Target August 31 Balance Sheet exceeds the indebtedness (excluding trade payables and cash overdrafts) shown on the Closing Date Balance Sheet, the Initial Acquisition Purchase Price shall be increased by the amount of such excess;

                              (iv)      in the event that the indebtedness
                    (excluding trade payables and cash overdrafts) reflected on the Closing Balance Sheet exceeds the indebtedness (excluding trade payables and cash overdrafts) shown on the Target August 31 Balance Sheet, the Initial Acquisition Purchase Price shall be decreased by the amount of such excess;

                              (v) in the event that the net fixed assets (the "Net Fixed Assets") reflected on the Closing Balance Sheet exceed the Net Fixed Assets reflected on the Target August 31 Balance Sheet, the Initial Acquisition Purchase Price shall be increased by the amount of such excess;

                              (vi) in the event that the Net Fixed Assets reflected on the Target August 31 Balance Sheet exceeds the Net Fixed Assets reflected on the Closing Balance Sheet, the Initial Acquisition Purchase Price shall be decreased by the amount of such excess.

          Notwithstanding the foregoing, in connection with the determination of Net Fixed Assets, the amount reflected on the Closing Balance Sheet for land held for new construction and new building and equipment shall not exceed in the aggregate $7,230,497 (the Target August 31 Balance Sheet amount for such items), subject to adjustment for increases in cost factors reviewed and approved in writing by JP.

          For the purposes of this Section 2.2 and Section 2.3(b), "indebtedness" shall mean the current portion of long-term indebtedness, lines of credit, capital lease obligations, loans payable, notes payable and long-term indebtedness. The Purchaser and the Seller intend that the amounts referred to above as working capital, indebtedness and Net Fixed Assets shall include, without duplication, all items of assets and liabilities reflected on the Target August 31 Balance Sheet or the Closing Balance Sheet, as applicable.

                    (b) In the event that, as of the date of the Closing Balance Sheet, there is a liability of the Seller and SGD that is not reflected on the Closing Balance Sheet, (i) and the parties are able to mutually agree upon an estimate of the cost of ultimate resolution of such liability, the Purchaser shall assume such liability, in which case the Initial Acquisition Purchase Price shall be reduced by the mutually determined estimated cost of such liability, or (ii) in the event that the parties are unable to agree upon an estimate of such cost, any such liability shall be deemed an Excluded Liability. In the event that, as of the date of the Closing Balance Sheet, there is an asset of the Seller and SGD that is not reflected on the Closing Balance Sheet, (i) and the parties are able to mutually agree upon the value of any such asset, the Initial Acquisition Purchase Price shall be increased by the mutually determined value of such asset or, (ii) in the event that the parties are unable to agree upon an estimate of such value, such asset shall remain an asset of the Seller and SGD.

                    (c) In the event that, as of the date of the Closing Balance Sheet, there exist non-transferable prepaid expenses (which have not otherwise been eliminated) representing prepayments of salaries, bonuses or other expenses of Shareholders, SGD Members, management or other related parties of the Seller or SGD, then, at the option of the Purchaser, either (i) the Initial Acquisition Purchase Price shall be reduced by the amount of such non-transferable prepaid expenses or (ii) the guaranteed salary of Steve Daren as set forth in Section 3.1 of the Employment Agreement attached hereto as
Schedule 7.13 shall be reduced by the amount of such non-transferable prepaid expenses.

                    (d) The costs, fees and expenses (the "Transaction Costs") associated with the Acquisition payable to any finder or broker retained by the Seller or SGD or the Shareholders or SGD Members shall be borne exclusively by the Shareholders or the SGD Members. In the event that the Seller or SGD pays the Transaction Costs or any portion thereof, the Initial Acquisition Purchase Price shall be reduced by the amount of such payment to the extent not otherwise reflected on the Closing Balance Sheet.

                    (e) JP or the Purchaser shall, without offset to the Initial Purchase Acquisition Price, pay up to $169,000 of prepayment or termination fees incurred as a result of the prepayment of indebtedness assumed by the Purchaser pursuant to Section 1.3; provided, however, in the event (i) the amount of such fees exceeds $169,000, the Initial Acquisition Purchase Price shall be reduced by the amount of such excess or (ii) the amount of such fees is less than $169,000, the Initial Acquisition Purchase Price shall be increased by the amount of such difference. In the event that the indebtedness of the Seller or SGD to the U.S. Small Business Administration (SBA) or the Connecticut Development Authority (CDA) is on terms reasonably acceptable to JP, JP shall use commercially reasonable efforts to assume such indebtedness (and, upon assumption, shall be deemed an Acquisition Liability) and not to incur prepayment fees or termination fees in connection therewith; provided, however, that in the event that such lenders refuse to release the Seller, SGD, the Shareholders or the SGD Members from any guarantee of such indebtedness, the obligation of JP pursuant to Section 1.3 to have such persons discharged from liability thereon shall not be applicable.

                    (f) JP or the Purchaser, without offset to the Initial Acquisition Purchase Price, shall pay sales and use taxes of up to $40,000 incurred as a result of the transfer of personal property in connection with the Acquisition; provided, however, in the event (i) the amount of such sales and use taxes exceeds $40,000, the Initial Acquisition Purchase Price shall be reduced by the amount of such excess or (ii) the amount of such sales and use taxes is less than $40,000, the Initial Acquisition Purchase Price shall be increased by the amount of such difference..

          2.3       Allocation of Acquisition Purchase Price.

                    (a) The Arrow Consideration shall equal the Acquisition Purchase Price minus the SGD Consideration determined pursuant to
Section 2.3(b). The Arrow Consideration shall consist of (i) that number of JP Common Shares (the "Share Consideration") obtained by dividing $1,700,000 by the Average Share Price (as defined below) plus (ii) cash (the "Arrow Cash Consideration"). The "Average Share Price" shall mean the price for a JP Common Share, rounded to the nearest cent, which is the average of the closing bid and ask prices for the JP Common Shares, as reported on the Nasdaq National Market, over the 20 trading days immediately preceding the Closing Date.

                    (b) The SGD Consideration shall be payable in cash and shall equal the fair market value of the Distribution Facilities as determined by appraisal plus the net book value of depreciable personal property of SGD and cash of SGD as reflected on the Closing Balance Sheet minus the total indebtedness of SGD as reflected on the Closing Balance Sheet.

                    (c) The allocation of the aggregate Acquisition consideration, consisting of the Acquisition Purchase Price plus the indebtedness assumed by the Purchaser, to the assets purchased pursuant to this Agreement and the SGD Agreement shall be determined by the Purchaser on the basis of third party appraisals or such other information with respect to such assets that the Purchaser deems appropriate; provided, however, that no value shall be allocated to inventories or depreciable personal property of the Seller or SGD in excess of the book value for such items regularly maintained by the Seller or SGD and no amount of the Acquisition Consideration shall be allocated to the covenant not to compete to be delivered pursuant to Section 8.10.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
             THE SELLER, SGD, THE SHAREHOLDERS AND THE SGD MEMBERS

          The Seller, SGD, the Shareholders and the SGD Members jointly and severally represent and warrant to the Purchaser and JP that, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule"):

          3.1 Organization, Qualification and Corporate Power of Seller. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required, except where the failure to so qualify or obtain authorization would not result in a material adverse effect on the Seller,
(iii) has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it and (iv) is duly qualified and taxed as an S corporation for federal income tax purposes and has maintained S corporation status in effect since November 1, 1986.

          3.2 Organization, Qualification and Power of SGD. SGD (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut, (ii) is duly qualified or authorized to conduct its business and is in good standing under the laws of each jurisdiction in which such qualification or authorization is required, except where the failure to so qualify or obtain authorization would not result in a material adverse effect on SGD, (iii) has full power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it and (iv) is taxed as a partnership for federal and state income tax purposes. SGD has no operations other than the leasing of the Distribution Facilities to the Seller.

          3.3 Authority. The Seller and SGD have the requisite power and authority to execute and deliver this Agreement and the SGD Agreement (collectively, the "Acquisition Agreements") and to consummate the transactions contemplated thereby. The Acquisition Agreements and the consummation by the Seller and SGD of the transactions contemplated thereby have been duly and validly authorized by the board of directors of the Seller and the SGD Members, respectively, and no other proceedings on the part of the Seller or SGD are necessary to authorize the Acquisition Agreements or to consummate the transactions contemplated thereby. The Acquisition Agreements have been duly and validly executed and delivered by the Seller, SGD, the Shareholders and the SGD Members, and, assuming the Acquisition Agreements constitute valid and binding agreements of the Purchaser and JP, constitute valid and binding agreements of the Seller, SGD, the Shareholders and the SGD Members, respectively, enforceable against each such party in accordance with their respective terms, except that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

          3.4 Consents and Approvals; No Violation. Neither the execution and delivery of the Acquisition Agreements nor the consummation by the Seller, SGD, the Shareholders and the SGD Members, respectively, of the transactions contemplated thereby will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Seller or the Operating Agreement of SGD; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with (A) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (B) any applicable federal or state securities laws; (iii) require any consent, waiver or approval under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which the Seller or SGD may be bound or to which any of the assets or property of the Seller or SGD may be subject; or (iv) violate any order, injunction, statute, rule or regulation applicable to the Seller or SGD.

          3.5 Title to Assets. The Seller and SGD (the "Combined Group") have good and marketable title to all of their respective assets, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever (collectively, "Liens") or other restrictions, except for (i) Liens for taxes not yet due and payable and (ii) Liens reflected on the audited balance sheet of the Combined Group (the "Balance Sheet") at December 29, 1995 (the "Balance Sheet Date") or disclosed in the notes thereto.

          3.6 Undisclosed Liabilities. Neither the Seller nor SGD has liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities reflected on the Balance Sheet or disclosed in the notes thereto, (ii) liabilities which have arisen after the Balance Sheet Date in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and (iii) liabilities that are not required under generally accepted accounting principles ("GAAP") to be disclosed in the Balance Sheet or the notes thereto.

          3.7 Financial Statements. The balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows, including the related notes thereto, of the Seller at December 31, 1993 (reviewed), of the Seller at December 30, 1994 (reviewed) and of the Combined Group at December 29, 1995 (audited) and for the years then ended have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly in all material respects the financial position of the Seller or the Combined Group, as the case may be, as of their respective dates and the results of operations and cash flows for the periods presented therein. The Target August 31 Balance Sheet constitutes a projection of the financial position of the Combined Group as of its date and was otherwise prepared in accordance with GAAP on a basis consistent with past periods. The books and records of the Seller and SGD adequately disclose the respective assets and liabilities of the Seller and SGD and provide the information reasonably necessary to reflect properly the financial condition of the Seller and SGD, as applicable, consistent with the limitations of a financial reporting system.

          3.8 Brokers' Fees. The Disclosure Schedule sets forth all liabilities or obligations of the Seller and SGD to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by the Acquisition Agreements.

          3.9 Real Property. The Disclosure Schedule lists all real property owned by the Seller and SGD, other than the Excluded Assets. The ownership of such real property and the uses being made thereof by the Seller and SGD comply with all applicable laws.

          3.10 Leases. All leases pursuant to which the Seller and SGD lease to or from others any real or personal property which have aggregate remaining lease payments due of $10,000 or more are listed in the Disclosure Schedule. All such leases are valid, effective and enforceable. There is not under any of such leases any existing default or any event of default or event which, with notice or lapse of time or both, would constitute such a default by the Seller or, to the knowledge of the Seller or the Shareholders, by any other party thereto. The Disclosure

Schedule sets forth, with respect to each such lease, the parties thereto, the term, any renewal or purchase options and the payment terms. All leased real or personal property and the uses being made thereof by the Seller and SGD comply with all applicable laws.

          3.11 Inventory. The inventory of the Seller, taken as a whole, is in good and marketable condition and is capable of being sold in the ordinary course of business without discounts to the FIFO purchase cost recorded on the books and records of the Seller, as applicable.

          3.12 Licenses. The Seller and SGD have all licenses which are necessary for the conduct of their respective businesses. All license taxes have been paid if due or, if not yet due, accrued in accordance with GAAP. All material licenses, contracts or commitments relating to patents, trademarks, trade names, copyrights, trade secrets or other proprietary know-how used by the Seller and SGD in the conduct of their respective businesses are listed in the Disclosure Schedule. Neither the Seller nor SGD has received any notice of conflict with the asserted rights of others in connection with such licenses, contracts or commitments, and the Seller and SGD are not infringing such rights of others. Neither the Seller nor SGD has any knowledge of any such conflict or claim of such infringement or any basis therefor.

          3.13 Intellectual Property. The Disclosure Schedule sets forth a complete and accurate list of all material patents, patent applications, unpatented inventions set forth or described in writing, registered trademarks and service marks, trademark and service mark applications, trade names and copyrights (the "Intellectual Property") owned by, registered in the name of or used in the businesses of the Seller and SGD. All of the rights of the Seller and SGD in the Intellectual Property are valid and subsisting. The Seller and SGD are the sole and exclusive owners of, and have good and marketable title to, all of the Intellectual Property, free and clear of all Liens. There are no licenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense, or otherwise concerning the Intellectual Property. Neither the Seller nor SGD has received any notice or claim that any of its Intellectual Property infringes upon or conflicts with the rights of any other person, nor is the Seller or SGD aware of any basis for any such claim. The Disclosure Schedule sets forth an outline of the terms of a license (the "Target Data License"), which shall be assigned to Purchaser, between the Seller and Target Data Systems, Inc. covering the software system used by the Seller for order processing, inventory control, billing, cash receipts, disbursements and to perform other management information system functions in the business.

          3.14 Material Adverse Effect. Since the Balance Sheet Date, no event has occurred and no circumstance exists that has or is likely to have a material adverse effect on the financial condition, business or assets of the Seller or SGD other than changes attributable to general economic conditions or conditions affecting the food or paper distribution business generally. Since the Balance Sheet Date, there has not been any damage, destruction or loss, whether or not covered by insurance, materially affecting any of the properties or the business of the Seller or SGD, any increase greater than five percent in the compensation payable by the Seller or SGD to any officer, director, employee, shareholder or member or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officer, director, employee, shareholder or member.

          3.15 Disposition of Assets. Since the Balance Sheet Date, (i) the Seller or SGD has not sold or otherwise disposed of, or committed to dispose of, any assets other than in the ordinary course of business and (ii) the Seller has maintained its inventory at customary levels. Since the Balance Sheet Date, the Seller has not paid or declared any dividends, made or committed to make any distribution of assets, made or committed to make any loan or made or committed to make any repurchase of shares of its capital stock other than in the Redemption Transaction.

          3.16 Taxes. All federal, state, local and foreign tax returns of the Seller, including, without limitation, returns with respect to income, sales, social security, withholding and unemployment taxes that are required to have been filed by the Seller, have been duly prepared, timely filed and are complete and correct, and all taxes, interest and penalties shown thereon or due in connection therewith have been paid, if due, or accrued according to GAAP, if not yet due. The returns of the Seller with respect to federal and state income tax, sales tax, unemployment tax and use tax are not currently being audited and the Seller has not been contacted by any federal or state official regarding any audit. The Disclosure Schedule sets forth, for each of the foregoing categories of tax, the latest taxable year for which the returns of the Seller have been audited. The Seller has not waived the statutes of limitations for federal or state tax purposes. No deficiency has been proposed and not paid with respect to any tax return filed by the Seller prior to the date hereof. All payroll taxes that the Seller is required by law to withhold have been withheld and properly deposited.

          3.17 Employee Benefit Plans. The Seller does not have any bonus, deferred compensation, profit-sharing, pension, 401(k), retirement or stock option plan or agreement, or any other type of employee benefit plan (an "Employee Benefit Plan") within the meaning of Section 3.3 the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any accrued obligation thereunder, or any current or prospective obligation for the payment of severance pay to any current or former employee. If any such agreement, plan or obligation is disclosed in the Disclosure Schedule, the Seller has delivered to the Purchaser and JP complete and correct copies of all documents evidencing any such agreement, plan or obligation, together with copies of all reports applicable thereto. The Disclosure Schedule also discloses the terms of any unwritten Employee Benefit Plan. No employee pension benefit plan (an "Employee Pension Benefit Plan"), as defined in Section 3(2) of ERISA, listed in the Disclosure Schedule has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), whether or not waived, and full payment has been or will be made or accrued of all required contributions under any such plan for all periods prior to the Closing Date. No such Employee Pension Benefit Plan is a "defined benefit plan," as defined in Section 3(35) of ERISA, or a "multiemployer plan," as defined in Section 3(37) of ERISA, and neither the Seller nor any person required to be aggregated with the Seller under Section 414(b), (c), (m) or (o) of the Code has maintained or contributed to a defined benefit plan or multiemployer plan within six years prior to the Closing Date. With respect to each Employee Benefit Plan: (i) the Seller is and always has been in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations thereunder, including the benefit continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); (ii) there has been no violation of ERISA's fiduciary obligations nor any prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code); (iii) no plan has any liability for any federal, state, local or foreign taxes; (iv) the fair market value of the assets of each such Employee Pension Benefit Plan is not less than the present value of the benefits accrued thereunder; and (v) all reports required to be filed (if any) with the Department of Labor, state and local governments, the Pension Benefit Guaranty Corporation and the Internal Revenue Service have been filed with respect to each such plan and with respect to the transactions contemplated by this Agreement. To the extent any Employee Benefit Plan is insured, the Seller has paid or accrued or will pay or accrue when due all premiums required to be paid for all periods through and including the Closing Date. To the extent that any Employee Benefit Plan is funded other than with insurance, the Seller has made or accrued or will have made or accrued all contributions required to be paid for all periods through and including the Closing Date. The Seller has no obligation to provide health or other welfare benefits to retirees. Each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code (i) has been timely amended to comply with the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984, (ii) has been administered in compliance with the applicable provisions of the Tax Reform Act of 1986 and (iii) has been amended as required by the Tax Reform Act of 1986, the Technical and Miscellaneous Revenue Act of 1988, the Unemployment Compensation Amendments of 1992 and the Revenue Reconciliation Act of 1993.
Any required requests for favorable determination letters regarding the compliance of such plans with those requirements were filed with the Internal Revenue Service. The Seller has not incurred any liability on account of a termination of an Employee Benefit Plan which has not been satisfied. The Seller has not incurred any liability on account of a complete or partial withdrawal from any multiemployer pension plan. Each Employee Benefit Plan may be amended or terminated by the Seller subject to the regulations promulgated under the Code and the regulations of the Pension Benefit Guaranty Corporation. All benefits earned by employees of the Seller pursuant to any

Employee Benefit Plan have been accrued or paid or will be accrued or paid prior to the Closing Date. All aggregate accrued vacation pay and sick pay that is estimated to be due to the employees of the Seller is set forth in the Disclosure Schedule as of a date which is the close of a payroll period not more than ten days prior to the date hereof. Except as provided in Section 5.5, the officers and directors of the Seller have not made any representation to their employees (other than Steven Daren and Steve Tedisky) with respect to the continuation of their employment after the Closing Date.

          3.18 Collective Bargaining Agreements. The Seller is not a party to any collective bargaining or other labor union agreement. There is no employee dispute pending or threatened against the Seller, and the Seller has no knowledge of any existing basis for any such dispute.

          3.19 Premises. Except for ordinary wear and tear attributable to the routine and ordinary day-to-day conduct of the businesses of the Seller and SGD, all of the offices and other equipment of the Seller which are necessary for their respective business operations are in good operating condition and repair, and all software utilized by the Seller and SGD is properly licensed and all fees in connection therewith have been paid or accrued. The Seller and SGD has properly maintained and repaired all heating, air conditioning, refrigeration, plumbing and electrical systems at 222-260 Otrobando Avenue, Norwich, Connecticut (the "Premises") in accordance with commercially reasonable practices, and all such systems and related equipment, whether owned or leased, are in good operating condition.

          3.20 Certain Agreements. The Seller is not subject to, bound by or the beneficiary of any agreement not to compete or other obligation in the nature of an agreement not to compete.

Except for customer's checks deposited in the ordinary course of business, the Seller is not a party to any guaranty or endorsement or has any contingent obligations under any such agreement.

          3.21 Compliance with Laws. The conduct by the Seller or SGD of any of their respective businesses does not, to the knowledge of the Seller, SGD, the Shareholders or the SGD Members, violate or infringe in any material respect any domestic (federal, state or local) or foreign laws, statutes, ordinances, regulations, decrees or orders now in effect, including, without limitation, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act of 1970 and the regulations and guidelines imposed by the United States Department of Agriculture, and neither the Seller nor SGD has received a notice of violation of any such laws, statutes, ordinances, regulations, decrees or orders other than violations which have been cured and as to which any related proceedings before or involving any governmental authority have been finally resolved. To the knowledge of the Seller, SGD, the Shareholders and the SGD Members, no law, statute, ordinance, regulation, decree or order is proposed to be adopted, the enforcement of which is likely to materially adversely affect any of such businesses or the value of the properties or assets of the Seller or SGD.

          3.22 Litigation. Neither the Seller nor SGD is involved in any pending or, to the knowledge of Seller, SGD, the Shareholders or the SGD Members, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding, including, without limitation, any workers' compensation proceeding, or is subject to any judgment, award, order or decree. The Seller, SGD, the Shareholders and the SGD Members have no knowledge of, nor have they received notice of, any material action, claim, suit, proceeding or investigation threatened against or affecting the Seller or SGD or any of their respective properties or assets.

          3.23 Judgments. Neither the Seller nor SGD is subject to any judgment, order, writ, injunction or decree of any court, governmental authority or arbitration panel which might adversely affect in any way (i) the financial condition, assets, business prospects or results of operations of the Seller or SGD or (ii) the Acquisition.

          3.24 Insurance. The Disclosure Schedule contains a complete and correct list and summary description (including name of insurer, amount of coverage, type of policy and policy number) of all policies of insurance or binders of insurance which are owned by the Seller or SGD, including, without limitation, all general liability, workers' compensation, automobile, property, and directors and officers liability insurance policies. All such policies, including, without limitation, all product liability policies, are in full force and effect, and no notice of disallowance of any claim under any such policy or binder has been received by the Seller or SGD. There has been no default in the payment of premiums on any such policy, and to the knowledge of the Seller, SGD, the Shareholders and the SGD Members, there is no ground for cancellation or avoidance of any such policy, for reduction of the coverage provided thereby or for an increase in the premiums paid therefor.

          3.25 Officers, Directors and Employees. All officers, directors and employees of the Seller are listed by title or position in the Disclosure Schedule. The Seller, SGD, the Shareholders or the SGD Members have no knowledge of, nor have received any notice of, any claim by any officer, director, employee, shareholder or member of the Seller or SGD with respect to any indemnification from the Seller or SGD. No officer, director, employee or shareholder of the Seller has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of the Seller (other than SGD), is indebted to the Seller on account of loans or advances of any kind, or has in his possession or under his control any property or assets belonging to the Seller. All transactions, commitments, contracts and agreements between the Seller and any supplier, customer or any other business entity in which any officer, director, employee or shareholder of the Seller has a substantial financial interest (other than SGD) are on arms-length terms and at reasonable market prices.

          3.26 Employment Agreements. The Seller does not have any employment, service or consulting agreement with any person or entity which may not be terminated within 30 days' notice without liability to the Seller and pursuant to which the Seller's aggregate liability exceeds $10,000.

          3.27 Indebtedness. All mortgages and deeds of trust encumbering the Premises are listed in the Disclosure Schedule.

          3.28 Purchase Orders, Sales Contracts or Commitments. The Disclosure Schedule sets forth all of the open purchase orders, sales contracts and commitments of the Seller as of a date which is not more than seven days prior to the date hereof which either (i) were not entered into in the ordinary course of business by the Seller or (ii) as of the date hereof are in excess of $50,000.

          3.29 Customers. The names and addresses of the customers of the Seller with orders as of a date which is not more than seven days prior to the date hereof in excess of $50,000 are listed in the Disclosure Schedule. To the knowledge of the Seller, SGD, the Shareholders and the SGD Members, (i) all contracts and agreements with such customers are valid, effective and enforceable and (ii) no such customer is experiencing financial difficulties which reasonably could be expected to affect adversely full and timely payment by such customer under any such contract or agreement.

          3.30 Other Material Contracts. Neither the Seller nor SGD has any material contract, commitment or agreement that has not been otherwise disclosed in the Disclosure Schedule. To the knowledge of the Seller, SGD, the Shareholders and the SGD Members, (i) each such contract, commitment or agreement is valid, effective and enforceable and (ii) no party to any such contract, commitment or agreement is experiencing financial difficulties which reasonably could be expected to affect adversely the full and timely payment of any amount owed or to be owed to the Seller or SGD by any such party under any such contract, commitment or agreement.

          3.31 Relationships with Customers and Suppliers. The Seller does not know of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with the Seller:

                              (i)       any current customer of the Seller
                    which accounted for over 1% of total consolidated net sales of the Seller for its most recently completed fiscal year; or

                              (ii) any current supplier to the Seller of items essential to the conduct of the businesses of the Seller, which items cannot be replaced at comparable cost and the loss of which would have a material adverse effect on the Seller, taken as a whole.

          Since the Balance Sheet Date, (A) the Seller has retained all sales personnel employed in connection with the operation of their respective businesses and (B) no customer (or group of customers) purchasing in the aggregate of $50,000 in products and services on an annual basis has terminated its relationship with the Seller.

          3.32 Employee and Shareholder Indebtedness. The Disclosure Schedule sets forth all indebtedness to the Seller of the Shareholders or the officers, directors or employees of the Seller. All of such indebtedness has been or will be repaid or offset against the indebtedness of the Seller to the respective Shareholders on or before the Closing Date. The Disclosure Schedule describes all credit card accounts and arrangements of the Seller and SGD.

          3.33 Environmental Matters. The Seller and SGD are currently in compliance, and have fully complied, with all laws, ordinances, regulations and orders, including, without limitation, all zoning, safety and environmental laws, ordinances, regulations and orders, applicable and material to their respective businesses or properties, and the present uses by the Seller and SGD of the Premises does not violate any such laws, ordinances, regulations or orders. There is not currently and in the past during SGD's ownership of the Premises and, to the knowledge of SGD, any prior ownership of the Premises, there has not been (i) any unlawful use, treatment, storage or disposal of any hazardous substance or material (as defined in 42 U.S.C. Section 9601(14)
(1982) and 40 C.F.R. Section 302.4 (1986)) or pollutant on the Premises (ii) any unpermitted spill, leakage, discharge or release of any hazardous substance or material or pollutant thereon or therefrom or (iii) any unlawful off-site disposal by the Seller or SGD of any hazardous substance or material or pollutant in any location. The Seller and the Shareholders have furnished, or have caused SGD to furnish, to the Purchaser the test results for all tests conducted on the underground storage tanks located on the Premises. Neither the Seller nor SGD has purchased or sold asbestos, or any other hazardous substance or material or pollutant. Neither the Seller nor SGD is subject to any pending, or to the knowledge of the Seller, SGD, the Shareholders or the SGD Member, any threatened liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or material or pollutant or any spill, leakage, discharge or release of any hazardous substance or material or pollutant as a result of having owned or operated any business prior to the Closing Date.

          3.34 Product Liability. To the knowledge of the Seller, SGD, and the Shareholders and the SGD Members, except to the extent covered by insurance, the Seller has no liability (and, (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Seller.

          3.35 Bonuses and Profit Sharing Distributions. All bonuses and profit-sharing distributions earned by employees of the Seller through August 31, 1996 have been or will be paid or have been or will be accrued by the Seller.

          3.36 Bank Accounts. The Disclosure Schedule sets forth all bank accounts and accounts holding marketable securities (both debt and equity) of the Seller and SGD.

          3.37 Related Party Agreements. The Disclosure Schedule sets forth all agreements between (i) the Seller and its employees (other than noncompetition agreements), (ii) the Seller and the Shareholders, (iii) the Seller and SGD, (iv) SGD and its members and (v) SGD and the

Shareholders. Furthermore, the Seller and the Shareholders have disclosed to the Purchaser and JP all compensation payments made to or to be made to, or for the benefit of, the Shareholders from the Balance Sheet Date through the Closing Date.

          3.38 Change in Control. Neither the Seller nor SGD is a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the Acquisition shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Seller or SGD to any person or give any person the right to terminate or alter the provisions of any agreement to which the Seller and SGD is a party.

          3.39 Otrobando Connector. All necessary approvals and agreements for the construction of the connector building between 222-260 and 237 Otrobando Avenue have been obtained. The Disclosure Schedule sets forth all letters, memoranda and other written documentation received by the Seller and SGD regarding the State of Connecticut's commitment to relocate the road that currently separates 222-260 Otrobando Avenue from 237 Otrobando Avenue.

          3.40 Disclosure. Neither of the Acquisition Agreements, including, without limitation, the Disclosure Schedule, the Schedules and the attachments thereto, furnished by the Seller to JP, contain or shall contain any untrue statement of a material fact or omit or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading. For purposes of this Agreement, disclosure in one section of the Disclosure Schedule shall constitute disclosure for the purposes of the other sections of the Disclosure Schedule.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF THE PURCHASER AND JP

          The Purchaser and JP jointly and severally represent and warrant to the Seller and the Shareholders that, except as set forth in the Disclosure
Schedule:

          4.1 Organization. The Purchaser and JP are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.2 Capitalization. The authorized common stock of JP consists of 45,000,000 shares, of which 16,025,014 JP Common Shares are issued and outstanding and no JP Common Shares are held in treasury. All of the issued and outstanding JP Common Shares have been duly authorized and are validly issued, fully paid and nonassessable. All of the JP Common Shares issued pursuant to this Agreement have been duly authorized and, upon consummation of the Acquisition, shall be validly issued, fully paid and nonassessable. The Company currently has on file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-3 which, upon such Registration Statement being declared effective by the SEC, would permit JP to issue up to 3,450,000 JP Common Shares. In addition, JP has reserved for issuance up to 2,500,000 JP Common Shares to be issued in connection with JP's acquisition of Valley Industries, Inc. and "Z" Leasing Co.

          4.3 Authority Relative to this Agreement. Each of the Purchaser and JP has the requisite corporate power and authority to execute and deliver the Acquisition Agreements and to consummate the transactions contemplated thereby. The Acquisition Agreements and the consummation by the Purchaser and JP of the transactions contemplated thereby have been duly and validly authorized by the boards of directors of the Purchaser and JP and no other corporate proceedings on the part of the Purchaser and JP are necessary to authorize the Acquisition Agreements or to consummate the transactions contemplated thereby. The Acquisition Agreements have been duly and validly executed and delivered by the Purchaser and JP and, assuming the Acquisition Agreements constitute valid and binding agreements of the Seller, SGD, the Shareholders and the SGD Members, constitute valid and binding agreements of the Purchaser and JP, enforceable against each such party in accordance with their respective terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity.

          4.4 Consents and Approvals; No Violation. Neither the execution and the delivery of the Acquisition Agreements nor the consummation by the Purchaser and JP of the transactions contemplated thereby will: (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Purchaser or JP; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except in connection with (A) the applicable requirements of the HSR Act and (B) any applicable federal or state securities laws; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the provisions of any note, license, agreement or other instrument or obligation to which the Purchaser or JP may be bound or to which any of the assets or property of the Purchaser or JP may be subject, provided the Purchaser obtains such consents or waivers, if any, as may be required pursuant to the terms of (A) the Note Purchase Agreements dated as of November 10, 1994, as amended, between the Purchaser and the purchasers identified therein, (B) the Credit Agreement dated as of November 10, 1994, as amended, among the Purchaser and the lenders party thereto or (C) any agreements to which the Purchaser is a party relating to its securitization program; or (iv) violate any order, injunction, statute, rule or regulation applicable to the Purchaser or JP.

          4.5 Brokers' Fees. The Purchaser has disclosed to the Seller all liabilities or obligations of the Purchaser or JP to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

          4.6 Disclosure. No registration statement filed by JP pursuant to the Securities Act of 1933 or report or document filed by JP pursuant to
Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date hereof contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

          5.1 Conduct of Business. (a) During the period from the date of this Agreement to the Closing Date (the "Standstill Period"), each of the Seller and SGD shall conduct its operations according to its ordinary and usual course of business consistent with past practice and with no less diligence and effort than would be applied in the absence of this Agreement, shall seek to preserve intact its current business organization and shall use all commercially reasonable efforts to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

                    (a) Without limiting the generality of Section 5.1(a), the Seller and SGD shall complete prior to the Closing Date the construction of the building located at 222-260 Otrobando Avenue, Norwich, Connecticut in accordance with the plan of design and phase designation described in Schedule 5.1(b) (the "Expansion Facility").

                    (b) Without limiting the generality of Section 5.1(a), during the Standstill Period, except as otherwise provided in this Agreement or authorized in writing in advance by JP, the Seller and SGD shall not:

                              (i) maintain inventory levels in a manner that would not otherwise be maintained in the ordinary course of business;

                              (ii) fail to maintain any or all insurance policies described on the Disclosure Schedule, including, without limitation, general liability, workers' compensation, product liability, automobile and property insurance policies or policies equivalent thereto;

                              (iii)     pay or agree to pay any pension,
                    retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension, welfare or employment plans, agreements or arrangements as in effect on the date hereof to any director, officer, key employee or shareholder whether past or present;

                              (iv) except for the employment agreements described in Section 7.13, enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer, key employee or shareholder other than the Seller's agreement with Steve Tedisky which may be amended or terminated effective as of the Closing Date (the "Tedisky Agreement");

                              (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder other than in the Tedisky Agreement;

                              (vi) except for the payment of construction costs in connection with the Expansion Facility or payments made in connection with the Redemption Transaction (as defined below), make any payment to any person or entity that is not in the ordinary course of business or that is not for a valid business purpose;

                              (vii) offer, negotiate, consummate or solicit (by furnishing any information concerning the business, properties or assets of the Seller or otherwise) any offer or proposal for a merger or other business combination involving the assets or securities of the Seller; or

                              (viii)    authorize, recommend, propose or
                    announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                    (c)       Notwithstanding the restrictions set forth under
Section 5.1(a) and (c), the Seller may effect the following transactions during the Standstill Period:

                              (i) the Seller may acquire or commit to acquire all or a portion of the stock of the Seller owned by Donald Daren, Selma Daren or Debra Daren for such consideration (consisting of obligations of the Seller which shall not be deemed payable until after the Closing) as may be deemed appropriate by the Sellers and the Shareholders (the "Redemption Transaction");

                              (ii) the Seller may sell to the Shareholders any or all automobiles owned by the Seller and currently used by such Shareholders for an amount equal to the net book value thereof; and

                              (iii) the Seller may terminate the lease of warehouse facilities located in Wetherfield, Connecticut.

                    (d) The Seller, SGD, each Shareholder and each SGD Member shall notify the Purchaser and JP promptly in the event it has knowledge prior to the Closing Date that any representation or warranty made by it hereunder is not true and correct; provided, however, the Seller, SGD, the Shareholders and the SGD Members shall not be required to update the representations and warranties to reflect developments occurring after the date hereof which are consistent with the conduct of business operations under Sections 5.1(a), 5.1(b) or 5.1(c).

          5.2 Real Estate Conveyance Taxes. The Seller or SGD shall pay all conveyance taxes incurred in connection with deeds for transfer or other conveyance documents of real property acquired by the Purchaser.

          5.3 Prepayment and Termination Fees and Sales and Use Taxes. Subject to Sections 2.2(e) and 2.2(f), the Purchaser shall pay all prepayment and termination fees incurred as a result of the prepayment of indebtedness assumed by the Purchaser pursuant to Section 1.3 and all sales and use taxes incurred as a result of the transfer of personal property in connection with the Acquisition.

          5.4 Notification of Employees. Notwithstanding anything herein to the contrary, after the date hereof and prior to the Closing, the Seller may notify its employees of the existence of this Agreement and the general nature of the transactions contemplated hereby. The parties shall cooperate in good faith regarding the notification prior to the Closing Date of the Seller's employees of the Purchaser's intention, pursuant to Section 6.6 to extend offers of employment after the Closing Date to all or substantially all of such employees.

          5.5 General Non-Competition Agreements. Within 30 days after the execution of this Agreement, if the Purchaser so requests, management of the Seller shall use commercially reasonable efforts to have management personnel of the Seller execute Non-Competition Agreements in the form attached hereto as Schedule 5.6.

          5.6 Licenses. The parties hereto shall use commercially reasonable efforts to have all existing licenses material to Businesses transferred to obtain new licenses for the Purchaser.

          5.7 Consents. JP shall use commercially reasonable efforts to obtain, if necessary, any consents or waivers required pursuant to the terms of the agreements identified in clause (iii) of Section 4.4. The Seller and SGD shall use commercially reasonable efforts to obtain, if necessary, any required consents disclosed pursuant to Section 3.4.

          5.8 HSR Act Filings. As promptly as practicable after the date hereof, JP and the Seller shall make their respective filings required under the HSR Act, and shall thereafter promptly make any required submissions or responses to second requests for information under the HSR Act, with respect to the Acquisition and shall cooperate with each other with respect to the foregoing.

          5.9 Access to Information. Upon reasonable notice, the Seller and SGD shall afford to officers, employees, counsel, accountants and other authorized representatives of the Purchaser and JP (the "JP Representatives") reasonable access during normal business hours throughout the Standstill Period to any properties, books and records of the Seller, and, during such period, shall furnish promptly to the JP Representatives all information concerning the business, properties and personnel of the Seller and SGD, as may reasonably be requested (except to the extent such party shall be prohibited from furnishing any such information by any written agreement with a third party).

          5.10 Publicity. The Seller and JP shall mutually agree upon any public announcements relating to the Acquisition and shall not issue any such public announcement prior to such agreement, except as may be required by applicable law or pursuant to any listing agreement or designation criteria with the Nasdaq National Market, in which case the party proposing to issue such public announcement shall use all reasonable efforts to consult in good faith with the other party before issuing any such public announcement.

          5.11 Obtaining of Acceptable Financing. JP shall use commercially reasonable efforts to obtain financing on terms reasonably acceptable to it which is in an amount sufficient for JP and the Purchaser to consummate the Acquisition (the "Acquisition Financing").

          5.12      Seller and SGD Credit Cards.    All credit cards issued for
the account of the Seller or SGD shall be canceled on or before the Closing
Date.

                                   ARTICLE VI

                             POST CLOSING COVENANTS

          6.1 Liquidity. At any time after May 23, 1997, JP shall, upon receipt of written notice from a Shareholder of such Shareholder's intent to sell all or a portion of such Shareholder's JP Common Shares (other than JP Common Shares held in escrow), at its sole option, (i) repurchase such JP Common Shares from such Shareholder at a price equal to the closing price per the Nasdaq National Market on the date immediately preceding the date of such notice or (ii) provide other comparable means of liquidity for such Shareholder.

          6.2 Access to Books and Records. For a period of ten years after the Closing Date, each party hereto shall, upon reasonable notice, afford each other party with reasonable access to the books and records of the Seller and SGD during normal business hours in the event that such access is required to determine any matter related to the requesting party's rights and obligations hereunder or with respect to compliance with any requirements of any governmental authority.

          6.3 Further Assurances. The parties hereto each agree that they will at any time and from time to time after the Closing Date, upon the request of any other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents and instruments as may be necessary or appropriate to consummate the transactions contemplated hereby, including providing written evidence of the same in such form as may be reasonably required by any governmental authority or third party.

          6.4 Post-Closing Insurance Matters. After the Closing, JP and the Purchaser will carry the Seller and SGD as named insured on all policies of liability insurance covering the Business or the Premises for purposes of providing the defense of claims relating to the operation of the Business or the ownership or use of the Premises prior to the Closing Date.

          6.5 Tax Reporting Consistent. The parties shall cooperate in good faith with respect to the determination after the Closing of a mutually acceptable allocation statement to be incorporated in Internal Revenue Service Form 8954 (which statement shall be consistent with the allocation described in Section 2.3) to be filed by each party and each of the parties further agrees that all federal, state and local tax returns filed by it shall be consistent therewith.

          6.6       Purchaser's Retention of Employees.

                    (a) It is expressly acknowledged and agreed that for the purposes hereof, as between the Purchaser and the Seller, and without in any manner creating any right or entitlement or claim in favor of any third party (including any employee of the Seller), (i) the Purchaser agrees to offer employment to substantially all of the employees of the Seller, and that any individual who in fact works for the Purchaser after the Closing Date shall be deemed to have accepted such offer of employment, and (ii) that each such offer of employment (other than with respect to Steve Daren or Steve Tedisky) shall be on terms and subject to such employee benefit programs and employment policies as determined by the Purchaser in its sole discretion, provided, however, that initial compensation levels shall generally be consistent with compensation amounts paid by the Seller, and the benefit programs provided shall generally be consistent with either the Seller's program or the Purchaser's programs.

                    (b) The Seller shall be responsible for compliance with all laws, rules, ordinances and regulations respecting termination of any of its employees, including, without limitation, the Worker Adjustment, Notification and Training Act, 29 U.S.C. Section 2101 et. seq. ('WARN") up to and including the Closing Date. After the Closing Date, the Purchaser shall be responsible for compliance with all laws, rules, ordinances and regulations respecting termination of any of its employees (including those employees of the Seller who are hired by the Purchaser) including, without limitation, WARN.

          6.7 Accounts Receivable. The Seller and SGD shall cause Blum, Shapiro & Company, P.C. to deliver its report to JP to the effect that the reserves against the accounts receivable reflected in the Closing Balance Sheet are reasonably sufficient in light of the circumstances and conditions existing on the date of the Closing Balance Sheet and the Seller's historical collection experience.

                                  ARTICLE VII

                          CONDITIONS TO OBLIGATIONS OF
             THE SELLER, SGD, THE SHAREHOLDERS AND THE SGD MEMBERS

          The obligations of the Seller and the Shareholders to effect the Arrow Transaction are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          7.1 Representations, Warranties and Covenants. All representations and warranties of the Purchaser and JP contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and the Purchaser and JP shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Closing Date. At the Closing, there shall be delivered to the Seller a certificate signed by an authorized officer of each of the Purchaser and JP to the foregoing effect.

          7.2 Acquisition Purchase Price Consideration. The Seller shall have received (i) the Arrow Cash Consideration by wire transfer in immediately available funds to the account or accounts designated by the Seller, (ii) one or more certificates representing the Share Consideration in the name or names designated by the Seller and (iii) evidence of the Purchaser's assumption or discharge on the Closing Date of the Acquisition Liabilities and, except as otherwise provided by this Agreement, the release of any and all Shareholders, SGD Members or related party guarantors with respect to any Acquisition Liability that was so guaranteed and is assumed but not discharged by the Purchaser at the Closing.

          7.3 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR Act filings referred to in Section 5.9 shall have expired or been earlier terminated.

          7.4 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transactions contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all commercially reasonable efforts to have such decree, injunction or order vacated.

          7.5 Approval. The Acquisition Agreements and the Acquisition shall have been approved by the Shareholders and the SGD Members in accordance with applicable law.

          7.6 Certificates. The Purchaser and JP shall have furnished the Seller with such certificates of the respective officers of the Purchaser and JP and others to evidence compliance with the conditions set forth in this
Article VII as may be reasonably requested by the Seller.

          7.7 Escrow Agreement. The Purchaser and JP shall have executed and delivered counterparts of the escrow agreement (the "Escrow Agreement") in the form attached hereto as Schedule 7.7, together with any counterparts signed by the Escrow Agent.

          7.8 Registration Rights Agreement. JP shall have executed and delivered counterparts of the Registration Rights Agreement in the form attached hereto as Schedule 7.8.

          7.9 Assumption Agreement. JP and the Purchaser shall have executed and delivered counterparts of the Assumption Agreement in the form attached hereto as Schedule 7.9.

          7.10 SGD Transaction. The SGD Agreement in the form attached hereto as Schedule 7.10 shall have been executed, all conditions set forth in
Section 6.5 thereof shall have been satisfied or waived and the SGD Transaction shall have closed.

          7.11 Opinion of Counsel. The Seller, SGD, the Shareholders and the SGD Members shall have received an opinion, dated as of the Closing Date, from counsel to Purchaser and JP, addressed and in form satisfactory to the Seller, the Shareholders and SGD.

          7.12 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, businesses, assets or prospects of JP or the Purchaser other than changes attributable to general economic conditions or conditions affecting the food or paper distribution business generally and the JP Common Shares shall be continued to be listed on the Nasdaq National Market (or other national securities exchange) and shall not be subject to any trading halt, stop order or other restriction on trading.

          7.13 Employment Agreements. Employment Agreements for Steven Daren and Steve Tedisky in the form attached hereto as Schedule 7.13 shall have been executed and delivered to the Seller.

          7.14 Assignment and Assumption Agreements. The Seller and the Shareholders shall have delivered to the Purchaser Assignment and Assumption Agreements in the form attached hereto as Schedule 7.14.

          7.15 Other Documents. The Purchaser and JP shall have executed and delivered to the Seller such other certificates, documents and instruments as the Seller may reasonably request.

                                  ARTICLE VIII

                           CONDITIONS TO OBLIGATIONS
                            OF THE PURCHASER AND JP

          The obligations of the Purchaser and JP to effect the Arrow Transaction are subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          8.1 Representations, Warranties and Covenants. All representations and warranties of the Seller, SGD, the Shareholders and the SGD Members contained in Article III shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (but based on the revised Disclosure Schedule delivered at Closing which shall reflect those changes in the ordinary course of business or otherwise permitted pursuant to Section 5.1(e)), and the Seller, SGD, the Shareholders and the SGD Members shall have performed all material agreements and covenants required hereby to be performed by them prior to or at the Closing Date. At the Closing, there shall be delivered to the Purchaser and JP a certificate signed by an authorized officer of the Seller and SGD and by each Shareholder and each SGD Member to the foregoing effect.

          8.2 Consents and Approvals. The Seller shall have delivered or caused to be delivered to the Purchaser and JP any consents, waivers, approvals, permits, licenses or authorizations which, if not obtained on or prior to the Closing Date, would have a material adverse effect on the Purchaser's ability to conduct business as conducted by the Seller or SGD at the Closing Date.

          8.3 Combined Financial Statements. The Seller shall have delivered or caused to be delivered to the Purchaser and JP the Combined Financial Statements.

          8.4 No Injunction or Decree. There shall not be in effect any statute, rule, regulation, decree, injunction or other order of a court or governmental agency of competent jurisdiction directing that the transaction contemplated hereby not be consummated; provided, however, that prior to invoking this condition each party shall use all commercially reasonable efforts to have such decree, injunction or order vacated.

          8.5 HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act with respect to the HSR Act filings referred to in Section 5.9 shall have expired or been earlier terminated.

          8.6 Approval. The Acquisition Agreements and the Acquisition shall have been approved by the Shareholders and the SGD Members in accordance with applicable law.

          8.7 Certificates. The Seller shall have furnished to the Purchaser and JP such certificates of the officers of the Seller and SGD and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by the Purchaser and JP.

          8.8 Escrow Agreement. The Seller, the Shareholders and SGD shall have executed and delivered counterparts of the Escrow Agreement in the form attached hereto as Schedule 7.7, together with any counterparts signed by the Escrow Agent and blank stock powers executed by each of the Shareholders with respect to the JP Common Shares to be held in the Escrow Deposit (as defined in below).

          8.9 Employment Agreements. Employment Agreements for Steven Daren and Steve Tedisky in the form attached hereto as Schedule 7.13 shall have been executed and delivered to the Purchaser.





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
          8.10 Executive Non-Competition Agreements. Non-Competition Agreements for Donald Daren and Selma Daren in the form attached hereto as
Schedule 8.10 shall have been executed and delivered to the Purchaser.

          8.11 Shareholder Representation Letters. Shareholder Representation Letters in the form attached hereto as Schedule 8.11 shall have been executed by all of the Shareholders and delivered to JP.

          8.12 Bill of Sale and Assignment. The Seller and the Shareholders shall have executed and delivered the Bill of Sale and Assignment in the form attached hereto as Schedule 8.12.

          8.13 Assignment and Assumption Agreements. The Seller and the Shareholders shall have delivered to the Purchaser Assignment and Assumption Agreements in the form attached hereto as Schedule 7.14.

          8.14 Estoppel Certificates. The Seller and the Shareholders shall have delivered to the Purchaser estoppel certificates in form satisfactory to the Purchaser and its counsel from each lessor of personal property leased for use in the Business, provided such lease is being assumed by the Purchaser.

          8.15 Opinion of Counsel. The Purchaser and JP shall have received an opinion, dated as of the Closing Date, from counsel to the Seller, SGD, the Shareholders and the SGD Members addressed and in form satisfactory to the Purchaser and JP.

          8.16 No Material Adverse Effect. As of the Closing Date, no event shall have occurred and no circumstance shall exist that has or could have a material adverse effect on the financial condition, businesses, assets or prospects of the Seller or SGD other than changes attributable to general economic conditions or conditions affecting the food or paper distribution business generally.

          8.17 SGD Transaction. The SGD Agreement shall have been executed, all conditions set forth in Section 6.4 thereof shall have been satisfied or waived and the SGD Transaction shall have closed.

          8.18 Certificate of Occupancy. The Seller shall have furnished to the Purchaser and JP evidence of a certificate of occupancy issued by the appropriate local or state regulatory housing or real estate authority with respect to the building located at 222-260 Otrobando Avenue, Norwich, Connecticut.

          8.19 Obtaining of Acceptable Financing. JP shall have obtained the financing referred to in Section 5.12.

          8.20 Other Documents. The Seller, SGD, the Shareholders and the SGD Members shall have executed and delivered to the Purchaser and JP such other certificates, documents and instruments as the Purchaser and JP may reasonably request.

                                   ARTICLE IX

                                  TERMINATION

          9.1 Termination by Mutual Consent. This Agreement may be terminated and the Arrow Transaction may be abandoned at any time prior to the Closing Date by the mutual written consent of the Seller and JP. Any action by the Seller under this Article IX shall be binding upon the Shareholders, SGD and the SGD Members.

          9.2       Termination by any of the Seller, the Purchaser or JP.
This Agreement may be terminated and the Arrow Transaction may be abandoned by any of the Seller, the Purchaser or JP if (i) any court of competent jurisdiction in the United States or other governmental body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Arrow Transaction and such order, decree, ruling or other action shall have become final and nonappealable or
(ii) the Arrow Transaction shall not have been consummated on or before August 31, 1996; provided, that the right to terminate this Agreement pursuant to this
Section 9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Arrow Transaction to occur on or before such date. Upon any termination of this Agreement pursuant to Section 9.1 or this Section 9.2, this Agreement and the SGD Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or thereto to any other party, other than the provisions of Section 12.3.

          9.3 Termination by the Purchaser or JP. This Agreement may be terminated by the Purchaser or JP and the Arrow Transaction may be abandoned prior to the Closing Date if (i) the Seller or the Shareholders shall have failed to perform in any material respect its obligations under this Agreement theretofore to be performed by the Seller or the Shareholders, or SGD or the SGD Members shall have failed to perform in any material respect their obligations hereunder or under the SGD Agreement theretofore to be performed by SGD or the SGD Members, which failure to perform has not been cured within ten days following receipt by the Seller, the Shareholders, SGD or the SGD Members of notice of such failure to perform from the Purchaser or JP, (ii) any event or condition described in Section 8.16 shall have occurred and is continuing for not less than five consecutive days; provided, however, in the event such event or condition occurs within five business days of the anticipated Closing Date, the Closing Date shall be postponed until such time as the cure period has expired, or (iii) except as otherwise provided by the Agreement, any material representation or warranty of the Seller, SGD, the Shareholders or the SGD Members contained in this Agreement or the SGD Agreement shall not be true and correct when made; provided, that such failure to be true and correct has not been cured within ten days following receipt by the Seller, SGD, the Shareholders or the SGD Members of notice of such failure to be true and correct from the Purchaser or JP.

          9.4 Termination by the Seller. This Agreement may be terminated by the Seller and the Arrow Transaction may be abandoned prior to the Closing Date if (i) the Purchaser or JP shall have failed to perform in any material respect its obligations under this Agreement or the SGD Agreement theretofore to be performed by the Purchaser or JP, which failure to perform has not been cured within ten days following receipt by the Purchaser or JP of notice of such failure to perform from the Seller, (ii) any material representation or warranty of the Purchaser or JP contained in this Agreement or in the SGD Agreement shall not be true and correct when made; provided, that such failure to be true and correct has not been cured within ten days following receipt by the Purchaser or JP of notice of such failure to be true and correct from the Seller, or (iii) any event or condition described in
Section 7.12 shall have occurred and is continuing for not less than five consecutive days; provided, however, in the event such event or condition occurs within five business days of the anticipated Closing Date, the Closing Date shall be postponed until such time as the cure period has expired.

          In the event of the termination and abandonment of this Agreement pursuant to Section 9.3 or 9.4, this Agreement and the SGD Agreement shall forthwith become void and have no effect, without any liability on the part of the terminating party hereto or its affiliates, directors, officers or shareholders, other than pursuant to the provisions of this Section 9.4 and the provisions of Articles X and XI, and Sections 12.3. Nothing contained in
Section 9.3 or this Section 9.4 shall relieve any party from liability for any breach of this Agreement or the SGD Agreement, including the non-breaching party's right to seek damages from the breaching party as well as such other relief that may be available at law or in equity.

                                   ARTICLE X

                          INDEMNIFICATION; SURVIVAL OF
                         REPRESENTATIONS AND WARRANTIES

          10.1 Indemnity Obligations of the Shareholders. The Seller, SGD, each Shareholders and each SGD Member hereby jointly and severally agree to indemnify and hold the Purchaser and JP harmless from, and to reimburse the Purchaser and JP for, any Purchaser Indemnity Claim arising under the terms and conditions of the Acquisition Agreements. For purposes of the Acquisition Agreements, the term "Purchaser Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense of any nature whatsoever resulting from (i) any breach of any representation and warranty of the Seller, SGD or the Shareholders which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or any failure to perform, any of the covenants, agreements or undertakings of the Seller, SGD or the Shareholders which are contained in the Acquisition Agreements; and (iii) all interest, penalties and costs and expenses

(including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this
Section 10.1. Notwithstanding the foregoing, the indemnification obligations of the Seller, SGD, any Shareholder and any SGD Member shall not be applicable to any loss, damage, deficiency, claim, liability, obligation, suit, action, fee, cost or expense that is covered by insurance, provided that such insuror waives its subrogation rights with respect thereto, and paid by such insurance or that would have otherwise been covered by insurance had the Purchaser, JP, the Seller or SGD maintained insurance comparable to that insurance carried by the Seller or SGD prior to the Closing Date.

          10.2 Indemnity Obligations of the Purchaser and JP. The Purchaser and JP jointly and severally agree to indemnify and hold the Seller, SGD, each Shareholder and each SGD Member harmless from, and to reimburse the Seller, SGD, each Shareholder and each SGD Member for, any Shareholder Indemnity Claims arising under the terms and conditions of the Acquisition Agreements. For purposes of the Acquisition Agreements, the term "Shareholder Indemnity Claim" shall mean any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever incurred by the Seller, SGD, any Shareholder or any SGD Member resulting from (i) any breach of any representation and warranty of the Purchaser or JP which is contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto; (ii) any breach or non-fulfillment of, or failure to perform, any of the covenants, agreements or undertakings of the Purchaser or JP which are contained in the Acquisition Agreements; and (iii) all interest, penalties, costs and expenses (including, without limitation, all reasonable fees and disbursements of counsel) arising out of or related to any indemnification made under this Section 10.2. Notwithstanding the foregoing, the Purchaser and JP shall also indemnify the Seller, SGD, each Shareholder and each SGD Member in connection with any loss, damage, deficiency, claim, liability, suit, action, fee, cost or expense of any nature whatsoever arising out of indebtedness or other obligations assumed by the Purchaser or JP as a result of the Acquisition, as provided in Section 1.3, and any indebtedness of the Seller or SGD which is guaranteed by the Shareholders and assumed by the Purchaser or JP as provided in Section 1.3.

          10.3 Appointment of Representative. The Seller, SGD, each Shareholder and each SGD Member hereby appoints Steven Daren as its exclusive agent to act on its behalf with respect to any and all Shareholder Indemnity Claims and any and all Purchaser Indemnity Claims arising under the Acquisition Agreements or such other representative as may be hereafter appointed by a majority in interest of the Shareholders. Such agent is hereinafter referred to as the "Representative." The Representative shall take, and the Seller, the Shareholders and SGD agree that the Representative shall take, any and all actions which the Representative believes are necessary or appropriate under the Acquisition Agreements for and on behalf of the Seller, SGD, the Shareholders or the SGD Members, as fully as if such parties were acting on their own behalf, including, without limitation, asserting Shareholder Indemnity Claims against the Purchaser and JP, defending all Purchaser Indemnity Claims, consenting to, compromising or settling all Shareholder Indemnity Claims and Purchaser Indemnity Claims, conducting negotiations with JP and the Purchaser and its representatives regarding such claims, dealing with the Purchaser, JP and the Escrow Agent under the Escrow Agreement referred to in Section 10.7 with respect to all matters arising under the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. The Purchaser and JP shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to the Acquisition Agreements and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Seller, SGD, each of the Shareholders and each of the SGD Members.
The Representative, acting pursuant to this Section 10.3, shall not be liable to any other Shareholder or SGD Member for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

          10.4      Notification of Claims.  Subject to the provisions of
Section 10.5, in the event of the occurrence of an event which any party asserts constitutes a Purchaser Indemnity Claim or a Shareholder Indemnity Claim, as applicable, such party shall provide the indemnifying party with prompt notice of such event and shall otherwise make available to the indemnifying party all relevant information which is material to the claim, including information with respect to the availability of insurance coverage, and which is in the possession of the indemnified party. If such event involves the claim of any third party (a "Third-Party Claim"), the indemnifying party shall have the right to elect to join in the defense, settlement, adjustment or compromise of any such Third-Party Claim, and to employ counsel to assist such indemnified party in connection with the handling of such claim, at the sole expense of the indemnifying party, and no such claim shall be settled, adjusted or compromised, or the defense thereof terminated, without the prior consent of the indemnifying party unless and until the indemnifying party shall have failed, after the lapse of a reasonable period of time, but in no event more than 30 days after written notice to it of the Third-Party Claim, to join in the defense, settlement, adjustment or compromise of the same. Upon receipt of written notice of any Third Party Claim, the indemnified party shall promptly, but in no event later than 15 days prior to the date a response or answer thereto is due (unless a response or answer is due within fewer than 15 days from the date the indemnified party received notice thereof and then so long as reasonably possible prior to the due date thereof), inform the indemnifying party in writing thereof. An indemnified party's failure to give timely notice as provided above or to furnish the indemnifying party with any relevant data and documents in connection with any Third-Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the indemnifying party. Any indemnifying party may elect, at such party's sole expense, to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim, with counsel reasonably acceptable to each indemnified party, insofar as such claim relates to the liability of the indemnifying party, provided that such indemnifying party shall obtain the consent of all indemnified parties (which consent shall be deemed given if any request for consent is not responded to within ten business days) before entering into any settlement, adjustment or compromise of such claims, or ceasing to defend against such claims, if as a result thereof, or pursuant thereto, there would be imposed on an indemnified party any material liability or obligation not covered by the indemnity obligations of the indemnifying parties under the Acquisition Agreements (including, without limitation, any injunctive relief or other remedy). In connection with any Third-Party Claim, the indemnified party, or the indemnifying party if it has assumed the defense of such claim pursuant to the preceding sentence, shall diligently pursue the defense of such Third-Party Claim and the indemnified party shall cooperate with the indemnifying party in connection with such claim, make available personnel, witnesses, books and records relevant thereto and grant such authorizations to the agents, representatives and counsel of the indemnifying party as the indemnifying party may request.

          10.5 Survival. All representations and warranties contained in or made pursuant to the Acquisition Agreements, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing. Such representations and warranties, and the rights of the parties to seek indemnification with respect thereto, shall expire on the first anniversary of the Closing Date, except for representations and warranties, and the rights of the Purchaser and JP to seek indemnification with respect thereto, set forth in
(i) Section 3.33 which shall expire on the fifth anniversary of the Closing Date and (ii) Section 3.16 which shall expire upon expiration of the statute of limitations applicable thereto.

          10.6      Limitations.

                    (a) Notwithstanding the foregoing, any claim by an indemnified party against any indemnifying party under the Acquisition Agreements for breach of any representation and warranty contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto shall be payable by the indemnifying party only in the event that the accumulated amount of the claims in respect of such indemnifying party's obligations to indemnify under the Acquisition Agreements for breaches of any representation and warranty shall exceed the amount of $500,000 in the aggregate (the "Indemnification Threshold"); provided, however, if the Indemnification Threshold is exceeded, the indemnifying party shall be liable only for the excess over $250,000. Notwithstanding the preceding sentence, the following Claims shall not be subject to the Indemnification Threshold, but shall be payable on a dollar-for-dollar basis without any exclusion therefor: (i) any Purchaser Indemnity Claims for breach of the representations and warranties of the Seller, SGD, the Shareholders and the SGD Members with respect to income tax only contained in Section 3.16; and (ii) any Purchaser Indemnity Claims for breach of the representations and warranties of the Seller, SGD, the Shareholders and the SGD Members of this Agreement or any Shareholder Indemnity Claims for breach of the representation and warranty of the Purchaser and JP contained in this Agreement that occur as a result of fraudulent misrepresentations or acts. The parties confirm that Claims that occur as a result of the breach by any party of any covenant or agreement contained in this Agreement, including, without limitation, the Purchaser's failure to pay or discharge of the liabilities assumed pursuant to Section 1.3, shall not be subject to the Indemnification Threshold. In no event shall the aggregate liability of the Seller, SGD, the Shareholders and the SGD Members under the Acquisition Agreements with respect to Purchaser Indemnity Claims exceed the Acquisition Purchase Price.

                    (b) After the Closing, Sections 10.1 and 10.2 hereof shall be the exclusive remedy for any breach of any representation and warranty contained in the Acquisition Agreements or any Schedule or certificate delivered pursuant thereto.

                    (c) Except as provided below, no Purchaser Indemnity Claim or Seller Indemnity Claim shall include indirect, consequential, special or exemplary damages or any claim for multiplier effect or any capitalization of out-of-pocket expenses or lost profits. In the event that there are one or more breaches of the representations or warranties contained in the Acquisition Agreements or any Schedule or certificate delivered thereto which satisfy all of the following conditions (collectively, a "Special Breach"): (i) the fact, condition, or circumstance upon which such breach is based was known to the Seller, SGD, the Shareholders or the SGD Members (within the meaning of Section 12.10) at the time such representation was made (notwithstanding whether such representation was otherwise qualified by the knowledge of the such entities or persons); (ii) such breach negatively affects the operating income of the Business that would have otherwise been obtained in 1996 had such breach not occurred; (iii) the fact, condition or circumstance upon which such breach is based will have or is likely to have a negative impact on the anticipated operating income of the Business in future years; and
(iv) the effect of such breach, together with all such other Special Breaches as may have occurred, on the operating income for 1996 (the "1996 Aggregate Breach Amount") exceeds $271,000, the Purchaser Indemnity Claim or Claims associated with such Special Breaches shall be an amount equal to (x) the amount obtained by subtracting $108,400 from the 1996 Aggregate Breach Amount times (y) ten. In the event that there is a dispute in connection with the determination of any Purchaser Indemnity Claim determined pursuant to this
Section 10.6(c), such dispute shall be settled in accordance with Section 12.7.

                    (d) Any liability of the Purchaser or JP under the Acquisition Agreements for Shareholder Indemnity Claims shall be satisfied solely through the payment of cash.

          10.7 Escrow. The Seller, SGD, the Shareholders and the SGD Members shall deposit into escrow, with the Escrow Agent named in the Escrow Agreement, a portion of the Acquisition Purchase Price equal to $3,000,000 (the "Escrow Deposit"). Up to $1,700,000 of the Escrow Deposit may be satisfied by delivery to the Escrow Agent of the JP Common Shares issued in connection with the Arrow Transaction. Until such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the

Purchaser or JP shall equal or exceed the amount of the Deemed Escrow Value (as hereinafter defined), all Purchaser Indemnity Claims shall be satisfied first out of the JP Common Shares held in the Escrow Deposit and then the cash held in the Escrow Deposit, as further provided under the terms of the Escrow Agreement. For purposes hereof, all JP Common Shares returned to JP in settlement of any Purchaser Indemnity Claims under the Escrow Agreement shall be valued at the Average Share Price. At such time as the aggregate amount of Purchaser Indemnity Claims which have been definitively resolved to be payable in favor of the Purchaser or JP shall exceed the Deemed Escrow Value, the Seller, SGD, the Shareholders and the SGD Members shall thereafter be jointly and severally liable to the Purchaser and JP for such claims. The liability of the Seller, SGD, the Shareholders and the SGD Members for payable Purchaser Indemnity Claims in excess of the Deemed Escrow Value may be satisfied, at the election of such parties, through (i) the delivery of JP Common Shares to the Purchaser or JP, such shares to be valued at the Average Share Price, (ii) the payment of cash or (iii) any combination of such JP Common Shares and cash.

          For purposes of this Agreement, the term "Deemed Escrow Value" shall mean (i) the value of the JP Common Shares to be transferred by the Shareholders into the Escrow Deposit, determined by multiplying such number of JP Common Shares times the Average Share Price plus (ii) the cash transferred by the Shareholders into the Escrow Deposit. With respect to any JP Common Shares to be returned to the Purchaser or JP by the Seller, the Shareholders and SGD in settlement of Purchaser Indemnity Claims pursuant to this Section 10.7, any dividends previously paid in respect of such returned JP Common Shares (whether paid in cash, JP Common Shares or other property) shall also be returned to the Purchaser or JP. With respect to any cash to be returned to the Purchaser or JP by the Seller, the Shareholders and SGD in settlement of Purchaser Indemnity Claims pursuant to this Section 10.7, any interest earned thereon shall also be returned to the Purchaser or JP.

                                   ARTICLE XI

                            EXPENSES OF THE PARTIES

          Except as specifically provided herein, all expenses incurred by or on behalf of the parties hereto, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of Acquisition Agreements and the consummation of the transactions contemplated by the Acquisition Agreements shall be borne solely by the party or parties who shall have incurred such expenses, and the other party or parties shall have no liability in respect thereof.

                                  ARTICLE XII

                                 MISCELLANEOUS

          12.1 Notices. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given if delivered personally or by courier service, given by prepaid telegram, facsimile transmission or similar means, or mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:

          If to the Seller, SGD, the Shareholders and the SGD Members:

          Mr. Steven Daren
          6 Village Court
          Old Lyme, Connecticut  06333

          With copy to:

          Newton D. Brenner, Esq.
          Brenner, Saltzman & Wallman
          271 Whitney Avenue
          New Haven, Connecticut  06511
          Telecopy:  (203) 562-2098

          If to the Purchaser:

          JP Foodservice Distributors, Inc.
          c/o JP Foodservice, Inc.
          9830 Patuxent Woods Drive
          Columbia, Maryland  21046
          Attention:  Lewis Hay, III
                      David M. Abramson
          Telecopy:  (410) 312-7149

          With a copy to:

          Richard J. Parrino, Esq.
          Shaw, Pittman, Potts & Trowbridge
          2300 N Street, N.W.
          Washington, D.C.  20037
          Telecopy:  (202) 663-8007

          12.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          12.3 Confidentiality. None of the parties hereto shall reveal the contents of this Agreement or any of the documents, materials or information provided to such party pursuant to this Agreement to any person or other entity unless agreed in writing by the parties, except that the parties may disclose such information to their professional advisors (provided that such parties require their advisors to keep such information confidential) and to governmental and regulatory agencies in accordance with the applicable legal requirements and except that the parties may disclose information which has been disclosed to the public either through filings with governmental agencies which are open to the public or through public announcements which have been approved by the parties to this Agreement. The provisions of that certain [confidentiality agreement] dated _______ __, 1996 shall remain in full force and effect until the Closing.

          12.4 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          12.5 Amendments. This Agreement, including, without limitation, the Disclosure Schedule, the Schedules, the attachments or any other document or certificate delivered pursuant hereto, may be amended, modified, superseded or canceled and any of the terms, provisions and conditions hereof may be waived only by a written instrument executed by all of the parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary.

          12.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including, the letter dated June 17, 1996. This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors; provided, however, this Agreement and the rights and obligations hereunder shall not be assignable by any party.

          12.7      Certain Disputes.

                    (a) Upon the receipt by JP of the Closing Balance Sheet, JP may object, upon written notice to the Representative, to the manner in which the Closing Balance Sheet was prepared (a "Notice of Dispute"). If JP fails to submit a Notice of Dispute within 15 days after the receipt of the Closing Balance Sheet, JP shall be deemed to have accepted the Closing Balance Sheet. If JP does so object, and if the Representative and JP are unable, within ten days after receipt by the Representative of JP's Notice of Dispute, to resolve any disputes regarding the Closing Balance Sheet, such disputes shall be referred to a "Big Six" independent certified public accounting firm (other than Price Waterhouse LLP or Blum, Shapiro & Company, P.C.) mutually agreed upon by each of JP and the Representative, or, if no such agreement can be reached, then each of JP and the Representative shall appoint one independent certified public accounting firm, which accounting firms shall select a third independent certified public accounting firm (other than Price Waterhouse LLP or Blum, Shapiro & Company, P.C.) to which the Notice of Dispute shall be referred. In the event that either JP or the Representative shall fail to select an independent certified public accounting firm in accordance herewith within ten days after notice by the other party that such selection should be made, and such other party has selected an independent certified public accounting firm pursuant to the provisions hereof, the Notice of Dispute shall be referred to the accounting firm selected. In the event that each of JP and the Representative select independent certified public accounting firms, and within ten days after such selection such firms do not reach agreement on a third independent certified public accounting firm, the Notice of Dispute shall be submitted for settlement by arbitration before a single arbitrator under the auspices of the American Arbitration Association ("AAA") at its office in Hartford, Connecticut. The arbitrator so selected shall have expertise in financial reporting matters and such proceeding shall be governed under the commercial arbitration rules. The accounting firm to which the Notice of Dispute is referred or AAA shall, as soon as reasonably possible after the Notice of Dispute shall have been referred to it, deliver to JP and the Representative a written report resolving such disputed matters, and its determination shall be conclusive and binding upon the parties hereto.

                    (b) Except as otherwise provided in this Section 12.7(b), JP and the Seller shall each bear the costs of their respective appointed independent certified accounting firms and share equally the costs incurred for any mutually agreed upon or third independent certified accounting firm or the AAA, as applicable (the "Third Party Arbiter"); provided, however, that either party may apply to the Third Party Arbiter for the award from the other party of all costs incurred in connection with the Notice of Dispute, which award shall be in the sole discretion of the Third Party Arbiter. Notwithstanding the foregoing, in the event that the Notice of Dispute is for an amount that is less than $100,000 and the Third Party Arbiter rules in favor of the nondisputing party, the disputing party shall be liable for all costs incurred by the nondisputing party in connection with the nondisputing party's defense of the Notice of Dispute, including, without limitation, the costs of the independent certified public accounting firm, the Third Party Arbiter and reasonable attorneys' fees.

                    (c) This Section 12.7 shall govern only disputes in connection with the Closing Balance Sheet and disputes in connection with the determination of Purchaser Indemnity Claims pursuant to Section 10.6(c) and shall, in no manner, affect the Purchaser's or the Seller's rights to seek damages from the breaching party as well as such other relief that may be available at law or in equity.

          12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Agreement, original signatures.

          12.9 Severability. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

          12.10 Knowledge. To the extent that any representation and warranty of the Seller, SGD, the Shareholders or the SGD Members is expressly qualified by reference to the knowledge of such parties, knowledge shall mean,
(i) as of the date of this Agreement, the actual knowledge, after appropriate investigation, of such parties, Steve Tedisky, Marty Samuels, and all other officers of the Seller (excluding Jim Mariani) and, (ii) as of the Closing Date, the actual knowledge, after appropriate investigation, of such parties, Steve Tedisky, Marty Samuels, and all other officers of the Seller (including Jim Mariani).

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                             PURCHASER:

                                             JP FOODSERVICE DISTRIBUTORS, INC.

                                             By: /s/ DAVID M. ABRAMSON
                                                -------------------------------
                                             Title: Senior Vice President and
                                                   ----------------------------
                                                    General Counsel
                                                   ----------------------------

                                             JP:

                                             JP FOODSERVICE, INC.






                                             By: /s/ DAVID M. ABRAMSON
                                                -------------------------------
                                             Title: Senior Vice President and
                                                   ----------------------------
                                                    General Counsel
                                                   ----------------------------

                                             SELLER:


                                             ARROW PAPER AND SUPPLY CO., INC.




                                             By:  /s/ DONALD DAREN
                                                -------------------------------
                                             Title:  Chief Executive Officer
                                                   ----------------------------


                                             SHAREHOLDERS:



                                                    /s/ DONALD DAREN
                                             ----------------------------------
                                                        Donald Daren

                                                    /s/ SELMA DAREN
                                             ----------------------------------
                                                        Selma Daren

                                                    /s/ STEVEN DAREN
                                             ----------------------------------
                                                        Steven Daren

                                             SGD:

                                              SGD LIMITED LIABILITY COMPANY

                                              By:  /s/ DONALD DAREN
                                                 ------------------------------
                                              Title:
                                                    ---------------------------


                                             SGD MEMBERS



                                                     /s/ DONALD DAREN
                                             ---------------------------------
                                                         Donald Daren

                                                     /s/ SELMA DAREN
                                             ---------------------------------
                                                         Selma Daren

                                                     /s/ STEVEN DAREN
                                             ---------------------------------
                                                         Steven Daren





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